Exhibit 99.1

            Magnitude Hires Executive to Assist in Kiwibox Operations

Branchburg, NJ - April 19, 2007 -- Magnitude Information Systems, Inc.("Magnitude") (OTC: MAGY.OB) announced today that it has hired Eric Brahms, a senior level software operations executive, to the position of Senior Vice President of Operations. "Eric Brahms is an exceptionally, well-rounded operations officer, with solid systems development and business management experience", stated Ed Marney, President and Chief Executive Officer of Magnitude. Mr. Marney continued, "while managing the Business Intelligence unit at WebMD/Medical Manager (now owned by Sage Software), Eric maintained tight control of an exceptionally rapid growth phase. His services will be invaluable to us when we begin the ramp-up of the Kiwibox website following the closing of the acquisition."

Magnitude signed a definitive agreement to acquire Kiwibox Media, Inc., based in New York City. Kiwibox Media, Inc. has created a successful Online Social Network known as Kiwibox.com serving the Teen marketplace. As previously announced, the closing of the Kiwibox acquisition is scheduled for May, 2007 Online social networks have made numerous headlines over the past few years with their sticky web-based community features and viral growth patterns. Social networking sites such as MySpace.com and Facebook.com have reached outstanding levels of popularity and command valuations well over $1 billion. To date these sites have focused on users entering college and beyond, leaving the 13-19 demographic untapped. The teenage population, as estimated by the census bureau, topped out at 34 million in the United States while spending over $175 billion in 2003 according to Teenage Research Unlimited. Today's teenagers are the first generation to grow up using the Internet for everything from entertainment and information, to shopping and communication.

Kiwibox.com has been a leading entertainment focused online social network and has targeted female teenagers between the ages of 13 - 19 since September 1999. Kiwibox.com has built its online brand utilizing a unique "For Teens By Teens" design methodology, and since inception Kwiwbox.com has been an industry leader in adopting user generated site content. By involving the teen user in the creation, editing and moderating of content Kiwibox.com has become the online destination for over 1.8 million registered members and 150,000 unique visitors monthly. Magnitude intends to leverage its extensive knowledge of user needs and habits and re-launch an immensely more powerful Kiwibox.com site focused on both the male and female demographic.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact:  Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292